Ex-99.2 a)

MANAGEMENT ASSERTION

As of and for the year ended December 31, 1999, Alliance Mortgage Company has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Alliance Mortgage Company had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000 and $10,000,000 respectfully.




/s/ Gary A. Meeks                           /s/ Stephen B. Matheson
----------------------------                ----------------------------------
Gary A. Meeks                               Stephen B. Matheson
Chairman                                    Executive Vice President
Chief Executive Officer                     Chief Financial Officer



/s/ Michael Koster
----------------------------------
Michael C. Koster
Executive Vice President
Loan Administration



March 17, 2001



Ex-99.2 b)

MANAGEMENT ASSERTION ON MASTER SERVICING

As of and for the year ended December 31, 1999, Impac Funding Corporation has complied in all material respects with the requirements for Master Servicer as detailed in the Pooling and Servicing Agreements ("PSA's") relating to the securitizations as listed in the attachment to this letter, except for the areas as detailed in this assertion.

The following is a listing of the specific requirements that the Master Servicer complied with during the year ended December 31, 1999:

1. The Master Servicer does not assert that the sub-servicers are in compliance with the PSA's, except that the sub-servicers' agreements


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     comply with the requirements of the Master Servicer under the PSA's, except as noted in the following assertions.

2. The Master Servicer has complied with the requirements as stated within the "Collection of Taxes, Assessments and Similar Items; Servicer Accounts" section of the Pooling and Servicing Agreement.

3. The Master Servicer has complied with the requirements as stated within the "Annual Statement of Compliance" section of the Pooling and Servicing Agreement.

4. The Master Servicer has complied with the requirements as stated within the "Collection of Mortgage Payments" section of the Pooling and Servicing Agreement; except that:

     - The sub-servicers are allowed 48 hours to deposit payments into the protected accounts rather than 24 hours as required in the PSA's.

     - The Master Servicer does not send bank statements to the Trustee on a monthly basis as required in the PSA's.

     - The Master Servicer does not cause Option One Mortgage Corporation, which is on of the Master Servicer's sub-servicers, to deny mortgage payment forbearance for more than six months or during the last twelve months of the mortgage note as required in the PSA's.

     - The Master Servicer does not cause the sub-servicer to provide an officer's certificate, regarding the liquidation of a mortgage loan, to the Trustee within five business days after it is determined that all amounts expected to be recovered are recovered. Instead, the Master Servicer provides to the Trustee the officer certificates for the distribution month.

5. The Master Servicer has complied with the requirements as stated within the "Maintenance of Primary Insurance policies: Collections Thereunder" section of the Pooling and Servicing Agreement.

6. The Master Servicer has complied with the requirements as stated within the "Maintenance of Hazard Insurance and Fidelity Coverage" section of the Pooling and Servicing Agreement.

7. The Master Servicer has complied with the requirements as stated within the "Protected Accounts" section of the Pooling and Servicing Agreement, except that:

     - The Master Servicer has not set up the custodial accounts under the name

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       of the indenture trustee as required in the Pooling and Servicing
       Agreement.

8. The Master Servicer has complied with the requirements as stated within the "Withdrawals from Collection Accounts" section of the Pooling and Servicing Agreement, except that:

     - The Master Servicer does not cause Option One Mortgage Corporation, which is on of the Master Servicer's sub-servicers, to deny mortgage payment forbearance for more than six months or during the last twelve months of the mortgage note as required in the PSA's.